Exhibit 2(e)

                              SCUDDER EQUITY TRUST
                               SCUDDER FUNDS TRUST


                            Amendment to the By-Laws

           On September 17, 1992, the Board of Directors of Scudder Equity Trust and Scudder Funds Trust adopted the following resolution amending the By-Laws of each Fund:

               RESOLVED, that pursuant to the provisions of Article XI of the Fund's By-Laws, the first sentence of Article V Section 1. of the Fund's By-Laws is hereby amended to read as follows:


               Section 1. Executive and Other Committees. The Trustees by vote of a majority of all the Trustees may elect from their own number an Executive committee to consist of not less than two (2) to hold office at the pleasure of the Trustees, which shall have the power to conduct the current and ordinary business of the Trust while the Trustees are not in session, including the purchase and sale of securities and the designation of securities to be delivered upon redemption of Shares of the Trust, and such other powers of the Trustees as the Trustees may, from time to time, delegate to them except those powers which by law, the Declaration or these By-Laws they are prohibited from delegating.